Exhibit 21.1

SPAR Group, Inc.
List of Subsidiaries

100 % Owned Subsidiaries	State or Country of Incorporation
SPAR Acquisition, Inc.	Nevada
SPAR Assembly & Installation, Inc. (f/k/a SPAR National Assembly Services, Inc.)	Nevada
SPAR Canada Company	Nova Scotia, Canada
SPAR Canada, Inc.	Nevada
SPAR Group International, Inc.	Nevada
SPAR, Inc.	Nevada
SPAR International Ltd.	Cayman Islands
SPAR Marketing Force, Inc.	Nevada
SPAR Trademarks, Inc.	Nevada
SPAR Merchandising Romania, Ltd. (inactive)	Romania
SPAR China Ltd.	China
SPAR FM Japan, Inc.	Japan
SPAR (Shanghai) Field Marketing Ltd. (inactive)	China
SGRP Brasil Participações Ltda. ("SPAR Holdings")	Brazil
NMS Holdings, Inc.	Nevada
NMS Retail Services, ULC	Nova Scotia, Canada

51% Owned Subsidiaries	State or Country of Incorporation
National Merchandising Services, LLC	Nevada
SGRP Meridian (Pty), Ltd.	South Africa
Owns 51% of CMR-Meridian (Pty) Ltd.	South Africa
SPARFACTS Australia (Pty), Ltd.	Australia
SPAR (Shanghai) Marketing Management Company Ltd.	China
Owns 100% of Unilink	China
Owns 75.5% of SPAR DSI Human Resource Company	China
SPAR TODOPROMO, SAPI, de CV	Mexico
SPAR NDS Tanitim Ve Danismanlik A.S.	Turkey
SPAR KROGNOS Marketing Private Limited	India
Preceptor Marketing Services Private Limited	India
SPAR Brasil Serviços de Merchandising e Tecnologia S.A. ("SPAR Brazil")	Brazil
SPAR Brasil Serviços LTDA. (f/k/a New Momentum Ltda.) *	Brazil
SPAR Brasil Serviços Temporários LTDA. (f/k/a New Momentum Serviços Temporários Ltda.) *	Brazil

* The Company effectively owns slightly more than 51% of this subsidiary since SPAR Brazil owns 99% and SPAR Holdings owns 1% of the equity in this subsidiary.